                                                                   EXHIBIT 10.02


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") has been made and entered into as of the 8th day of September, 1999, by and between Old National Bancorp (the "Company") and Earl O. Bradley (the "Executive").

                  WHEREAS, the Company and Heritage Financial Services, Inc (the "Target") are entering into an Agreement of Affiliation and Merger on September 8th, 1999 (the "Merger Agreement"), whereby the Target will be merged with and into the Company (the "Merger");

                  WHEREAS, the Company and the Executive are entering into this Agreement on the date set forth above, but this Agreement is contingent on the consummation of the Merger.

                  NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and the Company agree as follows:

         Section 1. Operation of Agreement.

         This Agreement shall be effective and operative from and after the Effective Date (as defined in the Merger Agreement, the "Effective Date").

         Section 2. Employment: Term of Employment.

         A. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to become employed by the Company, upon and subject to the terms and conditions set forth herein.

         B. The Company shall employ the Executive on a full-time basis during his employment hereunder (which shall be deemed to have commenced on the Effective Date and which shall end three (3) years from the Effective Date (the "Term of Employment").

         Section 3. Position, Duties; Responsibilities.

         The Executive shall serve as Chief Executive Officer and President of Heritage Bank (and eventually serving as Community Bank President, Old National Bank, Clarksville, Tennessee after the Company's "one-bank charter" reorganization), and shall have such commensurate responsibilities, duties and authority as may from time to time be reasonably assigned to the Executive by the Chief Executive Officer or the Chief Operating Officer of the Company. The Executive shall devote substantially all his business efforts, time, energy and skill during reasonable business hours to the service of the Company and shall not engage in any other related business. The Executive's office shall be located at the Company's Clarksville office, which shall be located in Clarksville, Tennessee. Without his consent, the Executive will not be required to relocate outside of Clarksville, Tennessee.

         Section 4. Compensation and Related Matters.

         A. For all services rendered by the Executive in any capacity during the Term of Employment, including, without limitation, services as an executive officer, director, or member of any committee of the Company or of any other subsidiary, division, or affiliate of the Company, the Executive shall be paid as compensation:

                  (1.) Salary. During the Term of Employment, the Company shall pay him an annual base salary at a rate of $165,000 (One Hundred and Sixty-Five Thousand and No/100 Dollars) per year, such salary to be paid in substantially equal payments in accordance with the Company's practices for other executive employees in effect from time to time. Such annual salary shall be no less than the above rate of pay. Such annual salary may be subject to increase annually (generally, effective the first pay period in January) at the discretion of the Chief Executive Officer of the Company, taking into account the Executive's performance of his duties during the preceding year and other relevant factors.

                  (2.) Incentives. The Company shall grant to the Executive, executive performance awards, stock options, stock appreciation rights, bonuses, and other incentive grants ("Incentive Compensation Awards") at least in equal amount, and of substantially the same kind and subject to substantially the same terms and conditions, as those awarded to each other executive of the Company during the Term of Employment, under all executive compensation plans, programs, and policies existing on the Effective Date and all such plans, programs, and policies that may thereafter be adopted for the benefit of executives of the Company or employees of the Company generally.

         B. Other Benefits. During the Term of Employment, the Executive shall be entitled to participate in or receive benefits under all employee benefit plans, arrangements and perquisites made available by the Company now or in the future to its executives and key management employees, subject to and on a basis consistent with the terms conditions and overall administration of such plans, arrangements and perquisites. The Company will include any years of service by the Executive with the Target or its subsidiaries for purposes of determining eligibility, vesting or other matters under the Company's employee benefit plans.

         C. Vacation. The Executive shall be entitled to the number of vacation days in each calendar year determined in accordance with the Company's vacation plan or policy in effect from time to time for their executives generally. The Executive shall also be entitled to all paid holidays given by the Company to their executives.

         D. Expenses. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder, including all expense of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

         E. Country Club Membership. The Company shall pay all dues and assessments for a membership in the Clarksville Country Club for the Executive. The Executive shall be responsible for all other charges for amenities, except for those having a documented business purpose.

         F. Automobile. During the Term of Employment, the Company shall provide the Executive with the use of an automobile in accordance with the terms and conditions of the Company's Assigned Vehicle policy.

         Section 5. Termination by the Company.

         A. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in Sections 9, 10 and 11 hereof, the Executive's employment under this Agreement may be terminated by the Company immediately with Cause, or without Cause upon thirty (30) days prior written notice to the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Executive a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" means a written notice which (a) indicates the specific termination provision of this Agreement relied upon, (b) sets forth the specific facts and circumstances (including specific acts and omissions by the Executive) claimed to provide a basis for termination of the Executive's employment under the provisions so indicated and (c) specifies the Termination Date (as defined below).

                  (i) For purposes of this Section 5(A), the term "Cause" shall mean: (i) willful and continued failure by the Executive to substantially perform his duties hereunder other than any such failure resulting from the Executive's incapacity due to physical or mental illness which continues after the Company has given Executive written notice of the same; (ii) willful engaging by the Executive in an act of fraud, misappropriation, dishonesty, embezzlement, or similar conduct involving the Company; (iii) conviction of a felony or any crime involving moral turpitude or any event requiring the consent of the Federal Deposit Insurance Company; (iv) engaging in other serious, willful misconduct of such a nature that the continued employment of the Executive may reasonably be expected to materially and adversely affect the business or properties of the Company. For purposes of this Subsection, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of

Directors of the Company or upon the instructions of the Chief Executive Officer of the Company or based on the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

         B. Termination Date. The effective date of the Executive's termination from employment, with or without cause, shall be referred to as the "Termination Date" (which date shall not be less than 30 days after receipt of such Notice of Termination if Termination is without Cause, though, in the event of termination of employment by the Executive, the Company may set an earlier date following the date of receipt of the Notice of Termination as the Termination date).

         Section 6. Termination by the Executive.

         A. The Executive shall be required to give the Company a thirty (30) day written notice of his intent to resign and to terminate this Agreement.

         B. Death. The Executive's employment shall terminate upon his death.

         Section 7. Severance Benefits.

         A. In the event of the termination of Executive's employment by the Company without Cause or by the Executive for Good Reason, the Company shall pay the amounts and benefits described in this Section 7 to the Executive and these payments shall constitute liquidated damages and shall constitute full settlement of any claim under law or in equity that he might otherwise assert against the Company with regard to breach of this Agreement.

                  (1.) Executive shall be entitled to severance pay in an amount equal to the greater of (a) the payment of the Executive's base salary for a period of eighteen months from the Termination Date, or (b) the payment of any unpaid portion of the Executive's base salary from the Termination Date through the Term of Employment as follows;

                  (2.) The Company shall pay the Executive in accordance with the Company's normal payroll practices at the time of termination. The Company shall withhold from this and all other benefits payable under this Agreement all federal, state, city, county or other taxes as shall be required pursuant to any law or governmental regulation or ruling; and

                  (3.) The Company shall cause to be nonforfeitable and vested in the Executive's name all Incentive Compensation Awards (including without limitation those awarded but unvested shares which are held in the Executive's account in the Old National Bancorp Restricted Stock Plan, including the shares awarded to the Executive but not yet earned in the year in which the Executive's employment is terminated). In the event the Old National Bancorp Restricted Stock Plan does not allow the Company to treat such Restricted Stock Awards as nonforfeitable and/or vested, the Company shall pay the Executive an amount of cash compensation which is equivalent to the value of the Restricted Stock that otherwise would have been payable to the Executive without those Plan restrictions.

                  (4.) The Company shall pay to the Executive in a lump sum single cash payment of all the amounts the Executive is entitled to receive under the Company's Short Term Incentive Plan ("STIP") that are earned but unpaid for the Company's fiscal year preceding the year of termination and also for the year in which the Executive's employment is terminated. For purposes of determining the STIP amount to be paid to the Executive for the year in which Executive's employment is terminated, the Company will use the Executive's then current annualized salary multiplied by the greater of the following percentages:

                           (a) The Executive's STIP percentage paid for the
                  prior plan year; or

                           (b) The Executive's projected STIP percentage as
                  approved by the Company's Compensation Committee at the time of the Executive's "Termination Date".

                  (5.) As used in this paragraph 7A, the term "Good Reason" means termination of the Executive's employment by the Executive due to a failure of the Company to fulfill its obligations under this Agreement in any material respect including any reduction of the Executive's base salary at the Effective Date other than reductions applicable to other similar executives of the Company or failure to appoint or reappoint the Executive to the position specified in Section 3 hereof, or other material change by the Company in the functions, duties or responsibilities of the position which would reduce the ranking, level or responsibility of the position, or a requirement by the Company that the Executive relocate his permanent residence outside of Clarksville, Tennessee(excluding a re-location made with Executive's consent). The Executive will provide the Company a written notice which describes the circumstances being relied on for the termination with respect to the Agreement within ninety (90) days after the event giving rise to the notice. The Company will have thirty (30) days to remedy the situation prior to the termination for Good Reason.

         B. Although the parties to this Agreement do not believe payments made pursuant to Section 7, hereof would constitute "parachute payments" under
Section 280G of the Internal Revenue Code of 1986, as amended, in the event that the Company receives a notice of deficiency or an opinion of counsel to the contrary, no payment shall be made to the Executive hereunder to the extent such payment would constitute a nondeductible "excess parachute payment" under
Section 280G of the Internal Revenue Code of 1986, as amended, or similar provisions then in effect. In the event of any question as to whether any payments otherwise due hereunder constitute excess parachute payments, the matter shall be determined jointly by the firm of certified public accountants regularly employed by the Company and the firm of certified public accountants selected by the Executive, in each case upon the advice of actuaries to the extent the certified public accountants consider necessary, and, in the event such accountants are unable to agree upon a resolution of the question, such matter shall be determined by an independent firm of certified public accountants selected by both firms of accountants.

         Section 8. Mitigation.

         The Executive shall not be required to mitigate the amount of any payments provided for in Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 7 be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination, or otherwise.

         Section 9. Covenant Not to Solicit Company's Customers and Employees.

         A. The Executive hereby understands and acknowledges that, by virtue of his position with the Company, he will have advantageous familiarity and personal contacts with the Company's customers, wherever located, and the business, operations and affairs of the Company. Accordingly, while the Executive is employed by the Company, and at all locations for a period of eighteen months after termination of the Executive's employment with the Company for any reason (whether with or without cause or whether by the Company or the Executive) or the expiration of the Term, the Executive shall not, directly or indirectly, or individually or jointly, (i) solicit in any manner, seek to obtain or service the business of any party which is a customer of the Company at the time of such termination or any party which was a former customer or a prospective customer of the Company during the one (1) year period immediately preceding such termination, (ii) request or advise any customers or suppliers of the Company to terminate, reduce, limit or change their business or relationship with the Company, or (iii) induce, request or attempt to influence any employee of the Company to terminate his employment with the Company.

         B. For purposes of this Agreement, the term "solicit" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or equity, in any manner, to take or refrain from taking any action.

         Section 10. Covenant Not to Compete or be Employed by Competitors.

         The Executive hereby understands and acknowledges that, by virtue of his position with the Company, he will have advantageous familiarity and personal contacts with the Company's customers, wherever located, and the business, operations and affairs of the Company. Executive also acknowledges and understands that prior to, during and after the Effective Date, Company and its affiliates have a significant customer base in the following locations: (i) Montgomery County, Tennessee and those counties contiguous to Montgomery County, Tennessee; and (ii) counties in those states other than Tennessee in which the Company or Company's affiliates are located or will be located or have offices.

Accordingly, while the Executive is employed by the Company and within Montgomery County, Tennessee and those counties (whether in Tennessee or Kentucky) contiguous to Montgomery County, Tennessee for a period of eighteen months after termination of the Executive's employment with the Company for any reason (whether with or without cause, or whether by the Company or the Executive) or the expiration of the Term of Employment, the Executive shall not, directly or indirectly, or individually or jointly, as owner, shareholder, member, investor, partner, proprietor, principal, director, officer, employee, agent, representative, consultant or otherwise, engage in, assist another party in engaging in or provide services to any party engaging in any business, operation or venture that competes with the business of the Company as conducted at any time during the Executive's employment by the Company. Notwithstanding the foregoing, in the event the Executive is an employee of the Company (or its successor) at the conclusion of his initial three-year Term of Employment then the provisions of this Sections 9 and 10 will not apply to him upon any subsequent termination of his employment.

         Section 11. Confidentiality and Company Records.

         A. The Executive agrees not directly or indirectly to disclose, to any person, firm, company or corporation either while in the Company's employ or at any time thereafter, to any person, firm, company or corporation not employed by the Company, or not engaged to render service to the Company, any confidential information obtained by him while in the employ of the Company, including, without limitation, any of the Company's policies, plans, procedures, customers or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or Court order.

         B. The Executive agrees that all records and copies of the records pertaining to the financial affairs, operations, customers and business of the Company and their affiliates, subsidiaries and division, including, but not limited to, customer lists and trade secrets, that are made or received by the Executive in the course of his employment by the Company shall be the property of the Company, and agrees to keep such documents subject to the Company's custody and control and to surrender to the Company such of those documents as are still in his possession at the termination of his employment. The Executive agrees not to disclose or give possession of such documents or records to anyone except authorized representatives of the Company. The Executive further agrees to return to the Company, at the Company's Clarksville office, any and all such documents or records and other property of the Company promptly upon termination of his employment.

         Section 12. Effect and Modification.

         This Agreement comprises the entire agreement between the parties with respect to the subject matter hereof and supersedes all earlier agreements relating to the subject matter hereof; provided that this Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits, and privileges to which the Executive may be entitled as an Executive of the Company under any retirement, pension, profit sharing, stock ownership, stock option, insurance, or hospital plan, or other plans, benefits, programs, and policies which may now be in effect or which may hereafter be adopted. It is understood that the Executive shall have the same rights and privileges to participate in such plans, benefits, programs, and policies as any other executive during his period of employment. No statement or promise, except as herein set forth, has been made with respect to the subject matter of this Agreement. The headings of the individual sections herein are for convenience only and shall not be deemed to be a substantive part of this Agreement. No modification or amendment hereof shall be effective unless in writing and signed by the Executive and the Company.

         Section 13. Non-Waiver.

         The failure or refusal of either party to enforce all or any part of, or the waiver by either party of any breach of this Agreement shall not be a waiver of that party's continuing or subsequent rights under this Agreement, nor shall such failure or refusal or waiver have any effect upon the subsequent enforceability of this Agreement.

         Section 14. Governing Law.

         This Agreement is being delivered in and shall be governed by the laws of the State of Indiana without respect to its conflict of laws provisions.

         Section 15. Notice.

         Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, telegram, facsimile transmission, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

         If to Executive:                   If to Company:

         Earl O. Bradley, III               Old National Bancorp
                                            Post Office Box 718
         ----------------------             Evansville, Indiana 47705
         Clarksville, Tennessee             ATTENTION: Chief Executive Officer

         Section 16. Indemnification.

         The Company shall indemnify Executive for acts and omissions occurring while he is employed (and to any Company affiliate to which Executive has provided services during the Term of the Agreement) hereunder to the fullest extent permitted under the laws of the state of incorporation in effect at that time, or the Articles of Incorporation and By-Laws of the Company, whichever affords the greater protection to the Executive.

         Section 17. Survival of Severance Provisions.

         The provisions of Sections 5(b), 7, 9, 10, 11 and 16 hereof shall survive the termination or expiration of this Agreement. Moreover, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

         Section 18. Assignment.

         This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided herein. Without limiting the foregoing, Executive's right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation or a security interest or otherwise, other than a transfer by his will or by the laws of dissent, and in the event of any attempted assignment or transfer contrary to this Section, Company shall have no liability to pay any amounts so attempted to be assigned or transferred. This Agreement may be assigned to a subsidiary of the Company. The Company shall guarantee obligations of such subsidiary hereunder.

         Section 19. Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EXECUTIVE

/s/ EARL O. BRADLEY, III
-------------------------------------
Earl O. Bradley, III

OLD NATIONAL BANCORP

/s/ JAMES A. RISINGER
-------------------------------------
Chairman and Chief Executive Officer